Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

TIDELANDS BANCSHARES, INC.

and

UNITED COMMUNITY BANKS, INC.

April 4, 2016

ARTICLE IV conduct of business of Tidelands pending closing		29

4.1	Conduct of Business.	29

4.2	Maintenance of Properties.	29

4.3	Insurance.	29

4.4	Capital Structure.	29

4.5	Dividends.	30

4.6	Amendment of Articles of Incorporation or Bylaws; Corporate Existence.	30

4.7	No Acquisitions.	30

4.8	No Real Estate Acquisitions or Dispositions.	30

4.9	Loans.	30

4.10	Banking Arrangements.	30

4.11	Contracts.	30

4.12	Books and Records.	30

4.13	Taxes and Tax Returns.	30

4.14	Advice of Changes.	31

4.15	Reports.	31

4.16	Benefit Plans and Programs; Severance or Termination Payments.	31

4.17	Limitation on Discussion with Others.	31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF United		32

5.1	Corporate and Financial.	32

5.2	Approvals, Consents and Filings.	33

ARTICLE VI CONDITIONS TO OBLIGATIONS OF United		33

6.1	Veracity of Representations and Warranties.	33

6.2	Performance of Agreements.	34

6.3	Compliance by Tidelands Executive Officers, Directors and Shareholders.	34

6.4	Certificates.	34

6.5	CPP Redemption.	34

6.6	TruPS I Assumption.	34

6.7	TruPS II Assumption.	35

6.8	No Material Adverse Effect.	35

ARTICLE VII CONDITIONS TO OBLIGATIONS OF Tidelands		35

7.1	Veracity of Representations and Warranties.	35

7.2	Performance of Agreements.	35

7.3	Certificates.	35

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ARTICLE VIII CONDITIONS TO OBLIGATIONS OF BOTH PARTIES		35

8.1	Shareholder Approval.	36

8.2	Regulatory Approvals.	36

8.3	No Injunctions or Restraints; Illegality.	36

ARTICLE IX warranties and survival		36

9.1	Warranties.	36

9.2	Survival of Provisions.	36

ARTICLE X termination		37

10.1	Material Adverse Change.	37

10.2	Noncompliance.	38

10.3	Failure to Disclose.	38

10.4	Regulatory Approval.	38

10.5	Termination Date.	38

10.6	Shareholder Vote.	39

10.7	Acquisition Proposal.	39

10.8	Dissenters.	39

10.9	Effect of Termination.	39

ARTICLE XI Miscellaneous		39

11.1	Notices.	39

11.2	Entire Agreement.	39

11.3	Waiver; Amendment.	39

11.4	Counterparts.	39

11.5	No Third Party Beneficiaries.	39

11.6	Binding Effect; Assignment.	40

11.7	Governing Law.	40

11.8	Jurisdiction.	40

11.9	Waiver of Jury Trial.	40

11.10	Interpretation.	40

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 4th day of April, 2016, by and between TIDELANDS BANCSHARES, INC., a South Carolina corporation (“Tidelands” and, unless the context otherwise requires, the term “Tidelands” shall include Tidelands and its wholly-owned subsidiary bank, TIDELANDS BANK, a South Carolina bank with its main office in Mount Pleasant, South Carolina (“Tidelands Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”).

WHEREAS, the respective boards of directors of Tidelands and United deem it advisable and in the best interests of each such entity and their respective shareholders that Tidelands merge with and into United (the “Merger”), with United being the surviving corporation;

WHEREAS, the respective boards of directors of Tidelands and United deem it advisable and in the best interests of each such entity and their respective shareholders that Tidelands Bank merge with and into United’s Georgia bank subsidiary, United Community Bank (“United Community Bank”), with United Community Bank being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Bank Merger Agreement”);

WHEREAS, the boards of directors of the respective entities believe that the merger of Tidelands and United and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks;

WHEREAS, the U.S. Department of Treasury (“Treasury”), by letter dated March 21, 2016 (the “CPP Letter”), has confirmed that it is willing to consent to the redemption of all of the shares of Tidelands’ Fixed Rate Cumulative Perpetual Preferred Stock, Series T and warrants to purchase shares of Tidelands’ common stock, $0.01 par value per share (“Tidelands Stock”), that were issued to Treasury in connection with Treasury’s Capital Purchase Program (the “CPP Redemption”) for the aggregate consideration described in the CPP Letter (the “CPP Redemption Payment”), with such CPP Redemption to occur immediately after the consummation of the Merger;

WHEREAS, the holder (“TruPS I Holder”) of all of the trust preferred securities issued by Tidelands Statutory Trust (the “TruPS I”) has executed and delivered a waiver and consent letter agreeing to waive all defaults with respect to the TruPS I and consenting to United assuming all of the securities of TruPS I held by TruPS I Holder (the “TruPS I Assumption”), with such assumption to occur upon the consummation of the Merger; and

WHEREAS, United and Tidelands are working with the holder (“TruPS II Holder”) of all of the trust preferred securities of Tidelands Statutory Trust II (the “TruPS II”) regarding the TruPS II Holder’s execution and delivery of a waiver and consent letter agreeing to waive all defaults with respect to the TruPS II and consenting to United assuming all of the securities of TruPS II held by TruPS II Holder (the “TruPS II Assumption”), with such assumption to occur upon the consummation of the Merger;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MERGER

1.1          The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Tidelands shall merge with and into United in accordance with Section 33-11-106 of the South Carolina Business Corporation Act (“SCBCA”) and Section 14-2-1101 of the Georgia Business Corporation Code (the “Georgia Code”). Upon consummation of the Merger, the separate corporate existence of Tidelands (sometimes referred to as the “Merged Corporation”) shall cease and United shall survive and continue to exist as a corporation incorporated under the Georgia Code (United, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.”.  The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Merged Corporation and the Surviving Corporation; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merged Corporation and the Surviving Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Merged Corporation or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Merged Corporation and the Surviving Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Merged Corporation or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Merged Corporation or the Surviving Corporation may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Merged Corporation or the Surviving Corporation shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the articles of merger (the “Articles of Merger”) with the Georgia Secretary of State and South Carolina Secretary of State pursuant to Section 1.4.

1.2          Merger Consideration.

(a)          Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of United, Tidelands or the shareholders of either of the foregoing, the merger consideration to be paid by United for the Merger (the “Merger Consideration”) shall be payable on the Closing Date as follows:

(i)          United shall pay, or cause to be paid, on Tideland’s behalf, the CPP Redemption Payment to Treasury or its designee; and

(ii)         The holders of Tidelands Stock, other than holders properly exercising their dissenter rights pursuant to Section 33-13-102 of the SCBCA, shall receive, in exchange for each outstanding share of Tidelands Stock, $0.52 in cash (the “Shareholder Consideration”).

(b)          As soon as practicable after the Effective Time, United shall cause the exchange agent selected by United (the “Exchange Agent”) to mail to the former shareholders of Tidelands appropriate transmittal materials (which shall specify that delivery shall be effected, risk of loss and title to the certificates or other instruments theretofore representing shares of Tidelands Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent).  In the event of a transfer of ownership of shares of Tidelands Stock represented by one or more certificates that are not registered in the transfer records of Tidelands, the Shareholder Consideration payable for such shares as provided in Section 1.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such

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transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.

(c)          Each holder as of the Effective Time of any of the shares of Tidelands Stock to be converted as above provided, upon presentation and surrender of the certificates for such shares to United, shall be entitled to receive in exchange therefor the Shareholder Consideration to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each outstanding share of Tidelands Stock which prior to the Effective Time represented Tidelands Stock shall be deemed for all corporate purposes to evidence the right to receive the Shareholder Consideration payment for such shares.

(d)          Any Shareholder Consideration that remains unclaimed by the shareholders of Tidelands will be provided to the appropriate public official pursuant to applicable abandoned property, escheat or similar laws when and as required by applicable law, and United shall not be liable to any former holder of shares of Tidelands Stock for any amount so delivered.

(e)          If any Tidelands Stock certificate shall have been lost, stolen or destroyed, United may, in its discretion and as a condition precedent to the delivery of any Shareholder Consideration, require the owner of such lost, stolen or destroyed Tideland Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (satisfactory to United) as indemnification against any claim that may be made against United with respect to such Tidelands Stock certificate.

(f)          United or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of United, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United.

1.3           Treatment of Series T Preferred Stock and CPP Warrants.  Each share of Series T Preferred Stock (as defined below) and the CPP Warrants (as defined below) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such Series T Preferred Stock and CPP Warrant, cease to be outstanding and shall cease to exist.  The holder of such Series T Preferred Stock and CPP Warrant shall not be entitled to receive any of the Shareholder Consideration.

1.4           Closing. The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia 30308, on the first business day of the calendar month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, United shall file the Articles of Merger with the Georgia Secretary of State and the South Carolina Secretary of State.

1.5           Articles of Incorporation and Bylaws of the Surviving Corporation.  The Restated Articles of Incorporation of United, as amended, shall at the Effective Time be the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed, as therein provided, the

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Amended and Restated Bylaws of United, as amended, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.6           Directors of Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of United in office immediately prior to the Effective Time.

1.7           Bank Merger. Concurrently with the execution and delivery of this Agreement, United Community Bank and Tidelands Bank shall enter into the Bank Merger Agreement, pursuant to which Tidelands Bank will merge with and into United Community Bank. The Bank Merger shall not occur prior to the Effective Time.

1.8           Additional Actions. If, at any time after the Effective Time, United shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in United its right, title or interest in, to or under any of the rights, properties or assets of Tidelands, or (ii) otherwise carry out the purposes of this Agreement, Tidelands and its officers and directors shall be deemed to have granted to United an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in United its right, title or interest in, to or under any of the rights, properties or assets of Tidelands, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of United are authorized in the name of Tidelands or otherwise to take any and all such action.

ARTICLE II
OTHER AGREEMENTS

2.1          Meeting of Tidelands Shareholders.  Tidelands will (i) as promptly as practicable after this Agreement is executed, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of submitting this Agreement and the Merger to such shareholders for their approval (the “Special Meeting”), (ii) in connection with the Special Meeting, prepare and submit to Tidelands’ shareholders a notice of meeting, proxy statement and proxy (the “Tidelands Proxy Materials”), (iii) in connection with the solicitation of proxies with respect to the Tidelands Shareholders Meeting, have its board of directors recommend approval of this Agreement and the Merger to the Tidelands shareholders; and (iv) cooperate and consult with United with respect to each of the foregoing matters.  Tidelands shall give United and its counsel the opportunity to review and comment on the Tidelands Proxy Materials prior to their distribution and shall give United and its counsel the opportunity to review and comment on any amendments and supplements to the Tidelands Proxy Materials.

2.2          Dissenting Shareholders.  Any holder of shares of Tidelands Stock who perfects such holder’s dissenter rights in accordance with and as contemplated by Section 33-13-102 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Shareholder Consideration, the fair value of such shares as to which dissenter rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Tidelands the certificate or certificates representing the shares for which payment is being made.  In the event that, after the Effective Time, a dissenting shareholder of Tidelands fails to perfect, or effectively withdraws or loses such holder’s right to dissent of and payment for such holder’s Tidelands Stock, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares

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of Tidelands Stock is entitled under Section 1.2 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of Tidelands Stock held by such holder.

2.3          Access to Properties, Books, Etc.  Tidelands shall allow United and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of Tidelands’ properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish United and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as United may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Tidelands shall cause its and its subsidiaries’ personnel, employees and other representatives to assist United in making any such investigation. During such investigation, United and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise Tidelands of those items of which copies are made. No investigation made heretofore or hereafter by United and its authorized representatives shall affect the representations and warranties of Tidelands.

2.4          Confidentiality.  Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; or (c) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.

2.5           Cooperation.  Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

2.6           Expenses.  All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “United Expenses”) shall be paid by United. All expenses incurred by Tidelands in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the Tidelands Proxy Materials (the “Tidelands Expenses”), shall be paid by Tidelands.

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2.7           Preservation of Goodwill.  Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

2.8           Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement.

2.9           Agreements by Executive Officers, Directors and Shareholders.  The directors and executive officers of Tidelands and Tidelands Bank will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees:  (a) to recommend to the shareholders of Tidelands approval of this Agreement and the Merger; (b) to vote the capital stock of Tidelands owned or controlled by them in favor of this Agreement and the Merger; and (c) with respect to directors only, to not compete with United for a period of two (2) years after the Closing Date.  Tidelands agrees that it will use its commercially reasonable efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of Tidelands Stock who is not an officer or director of Tidelands or Tidelands Bank.

2.10         Press Releases.  Prior to the Closing Date, United and Tidelands shall each approve the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.10 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

2.11         Employee Matters.

(a)          Following the Closing Date, United shall provide to employees of Tidelands who continue employment with United (“Tidelands Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by United to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by United to the Tidelands Continuing Employees, service with Tidelands prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Tidelands. The Tidelands Continuing Employees’ prior service with Tidelands shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Tidelands. United shall also waive all restrictions and limitations for preexisting conditions under United’s Employee Benefit plans, to the extent such restrictions or limitations would not or currently do not apply to the Tidelands Continuing Employees under the similar plan of Tidelands.  United shall use commercially reasonable efforts to provide the Tidelands Continuing Employees with credit under United’s health, dental and vision plans, for the plan year of such plans which include the Closing Date, for the aggregate amounts paid by such employees as a deductible under Tidelands’ health, dental and vision plans for the plan year of such plans which includes the Closing Date.

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(b)          Subject to applicable legal requirements, United and Tidelands shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of Tidelands after the Closing Date to transfer the amount credited to their accounts under Tidelands Bank 401(k) Plan (the “Tidelands 401(k) Plan”) through a rollover contribution into either the United 401(k) Plan (the “United 401(k) Plan”), if such employees are Tidelands Continuing Employees, or to transfer the amount credited to their accounts through a rollover contribution to a separate third party individual retirement account, or to take a cash distribution from the Tidelands 401(k) Plan, provided, that Tidelands’ board of directors shall adopt resolutions to terminate the Tidelands 401(k) Plan as of the last day immediately preceding the Closing Date.  For purposes of any vesting determinations (but not benefit accruals) and eligibility to participate (other than with respect to matching or other employer contributions) in connection with the United 401(k) Plan, service with Tidelands prior to the Closing Date shall be counted to the extent such service was counted under the Tidelands 401(k) Plan. For purposes of eligibility to participate in any employer contributions under the United 401(k) Plan, Tidelands Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by United to its other similarly-situated employees based on their employment date with Tidelands. Prior to the Closing Date Tidelands shall make any necessary employer contributions to the Tidelands 401(k) Plan due such Tidelands Continuing Employees for compensation paid by Tidelands prior to termination of the Tidelands 401(k) Plan. Tidelands shall take such actions prior to the Closing Date, as is reasonably necessary, to (i) correct or remedy any Tidelands Plan that is not in compliance with the provisions of ERISA, the Code or other applicable law, (ii) bring any Tidelands Plan that is subject to Section 409A of the Code and not in compliance therewith into compliance, and (iii) ensure that there are no “excess parachute payments” within the meaning of Section 280G(b) of the Code being made in connection with the consummation of the transactions that are the subject of this Agreement or any events related thereto.

(c)          Subject to applicable legal requirements (including ERISA, and the qualification and other applicable provisions of the Code), United may direct Tidelands to freeze, terminate and/or convert into a profit sharing plan the Tidelands Bancshares, Inc. Employee Stock Ownership Plan (the “Tidelands ESOP”) or take such other actions, as are reasonably acceptable to Tidelands, with respect to the Tidelands ESOP prior to the Closing Date (and effective as of the Effective Time) as directed by United, including, without limitation, adopting any amendments to the Tidelands ESOP required for compliance with the provisions of ERISA, the Code or other applicable law.

(d)          Subject to applicable legal requirements, United and Tidelands shall take such other actions prior to the Closing Date as may be reasonably necessary to terminate the agreements marked with an “*” on Section 3.5(b)(i) of the Disclosure Memorandum.  In connection with such terminations, any compensation to be provided thereunder shall be paid in full in exchange for a settlement and release agreement reasonably acceptable to United.

(e)          United shall pay severance payments to all employees of Tidelands whose jobs are eliminated as a result of the Merger and whose employment is terminated by United other than for cause within the first nine (9) months of the Closing Date, in accordance with United’s current severance policy which provides for (i) two weeks of salary for every year of employment with a minimum of eight weeks and a maximum of 52 weeks; and (ii) reimbursement for COBRA benefits for up to four months.  United shall also provide outplacement services to such employees.

2.12        Directors’ and Officers’ Tail Coverage.  Prior to the Closing Date, United shall have, at United’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under Tidelands’ existing directors’ and officers’ liability insurance policies, in which event Tidelands will designate United’s

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insurance broker as Tidelands’ broker-of-record, as determined by United in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of Tidelands or Tidelands Bank, who are currently covered by Tidelands’ policies on terms similar to such existing insurance; provided that United shall not be obligated to make aggregate annual premium payments for such six (6) year period in respect of such policy which exceed two hundred fifty percent (250%) of the annual premium payments on Tidelands’ current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, United shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of Tidelands and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.  Prior to the Closing Date, United shall have, at United’s expense, amended, modified or obtained employment practices liability coverage (either through its existing employment practices liability insurance policies or under Tidelands’ existing employment practices liability insurance policies, in which event Tidelands will designate United’s insurance broker as Tidelands’ broker-of-record, as determined by United in its sole discretion) for a period of one (1) year after the Closing Date; provided that United shall not be obligated to make aggregate annual premium payments for such one (1) year period in respect of such policy which exceed two hundred and fifty percent (250%) of the annual premium payments on Tidelands’ existing employment practices liability insurance policy in effect as of the date of this Agreement.

2.13        Indemnification.

(a)          For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), United shall indemnify, defend, and hold harmless the present and former directors and executive officers of Tidelands (each, an “Indemnified Party”) against all Liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of Tidelands (or, at Tidelands’ request, was a director, officer, manager or trustee of, or in a similar capacity with, another Tidelands entity or Tidelands Employee Benefit Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. United shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.13(a). United shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority).  “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

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(b)          Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.13, upon learning of any such Liability or Claim, shall promptly notify United thereof in writing (provided that a failure to timely provide such notice shall not relieve United of any indemnification obligation unless, and to the extent that, United is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) United shall have the right to assume the defense thereof and United shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if United elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between United and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and United shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that United shall be obligated pursuant to this Section 2.13(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) United shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), United shall not agree to any settlement which does not provide for a release of the Indemnified Party.

2.14         CPP Redemption.  United and Tidelands shall use reasonable best efforts to facilitate entry into and maintenance in effect of a definitive agreement with Treasury providing for the CPP Redemption to occur immediately after the consummation of the Merger. In furtherance of the foregoing, Tidelands shall provide, and shall cause its subsidiaries and representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by United in connection with such CPP Redemption, including (i) furnishing all information concerning the Tidelands and its subsidiaries that United or any applicable governmental entity may request in connection with the CPP Redemption or the effects thereof, (ii) assisting with the preparation of any analyses or presentations United deems necessary or advisable in its reasonable judgment in connection with the CPP Redemption or the effects thereof, and (iii) entering into any additional agreements in connection with the CPP Redemption as United may reasonably request (provided, that neither Tidelands nor any of its subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger occurring prior to the CPP Redemption).

2.15        TruPS I Assumption. United agrees that at the Effective Time, it shall expressly assume all of Tidelands' obligations under the indenture relating to the TruPS I and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by such indenture, the TruPS I, or as may reasonably be requested by the trustee thereunder, and thereafter shall perform all of Tidelands' obligations with respect to the TruPS I.

2.16       TruPS II Assumption. United and Tidelands shall use reasonable best efforts to facilitate entry into and delivery of a waiver and consent letter by the TruPS II Holder (and acknowledged by United and Tidelands) as soon as practicable following the date hereof, whereby such TruPS II Holder shall agree to waive all defaults with respect to the TruPS II and consenting to the TruPS II Assumption, with such assumption to occur upon the consummation of the Merger. United agrees that at the Effective Time, it shall expressly assume all of Tidelands' obligations under the indenture relating to the TruPS II and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by such indenture, the TruPS II, or as may reasonably be requested by the trustee thereunder, and thereafter shall perform all of Tidelands' obligations with respect to the TruPS II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF Tidelands

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, Tidelands represents, warrants, covenants and agrees as follows:

3.1           Disclosure Memorandum.  Tidelands has delivered to United a memorandum (the “Disclosure Memorandum”) containing certain information regarding Tidelands as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum is true and correct, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Tidelands under this Article III. The information contained in Tidelands Exchange Act Reports (as defined below) and the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. Tidelands shall provide United with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum as true, correct and complete at the Closing.

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3.2           Corporate and Financial.

(a)          Corporate Status.  Tidelands is a corporation duly organized, validly existing and its status is active under the laws of the State of South Carolina.  Tidelands has no direct or indirect subsidiaries other than Tidelands Bank, Tidelands Statutory Trust I and Tidelands Statutory Trust II. Tidelands Bank is a non-member bank duly organized, validly existing, and its status is active under the laws of the State of South Carolina. Tidelands and Tidelands Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(b)          Authority; Enforceability.

(i)          Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals as stated in Section 3.6(b), and the approval of Tidelands shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)         violate any provision of federal or state law applicable to Tidelands, the violation of which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(2)         violate any provision of the articles of incorporation or bylaws of Tidelands;

(3)         conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Tidelands is a party, which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(4)         constitute a violation of any order, judgment or decree to which Tidelands is a party, or by which Tidelands or any of its assets or properties are bound.

(ii)         Tidelands and Tidelands Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the Tidelands shareholders and Tidelands Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by Tidelands and Tidelands Bank and the consummation by Tidelands and Tidelands Bank of the transactions contemplated hereby and thereby have been duly and validly approved by Tidelands and Tidelands Bank, including all necessary action by the board of directors of Tidelands and Tidelands Bank. Other than the approval of the Tidelands shareholders and Tidelands Bank shareholder, no other corporate proceedings are necessary on the part of Tidelands and Tidelands Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Tidelands and Tidelands Bank and the consummation by Tidelands and Tidelands Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of Tidelands, and is enforceable in accordance with its terms, except as limited by (i) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of

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whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

(iii)        “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Tidelands on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Tidelands to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of Tidelands taken in compliance with this Agreement or with the express prior written consent of United, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect Tidelands, (5) changes in national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.

(c)          Capital Structure.

(i)          As of the date of this Agreement, Tidelands has authorized capital stock consisting solely of (A) 75,000,000 shares of Tidelands Stock, of which 4,277,176 shares are issued and outstanding as of the date hereof, exclusive of 571,821 shares reserved for issuance upon the exercise of the warrant originally issued to Treasury in connection with Treasury’s Capital Purchase Program (the “CPP Warrants”), and (B) 10,000,000 shares of preferred stock authorized, par value $0.01 per share, of which 14,448 shares have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock” together with the Tidelands Stock, the “Tidelands Capital Stock”).  Tidelands Bank has authorized capital stock consisting solely of 10,000,000 shares of common stock, $5.00 par value per share (“Tidelands Bank Stock”), 5,679,118 of which are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of Tidelands Capital Stock and Tidelands Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or, to the knowledge of Tidelands, claim for damages under federal or state securities laws with respect to the issuance of any shares Tidelands Capital Stock or Tidelands Bank Stock previously issued. None of the shares of Tidelands Capital Stock or Tidelands Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Tidelands Bank Stock are owned by Tidelands.  Tidelands Bank has no subsidiaries.

(ii)         Except for the CPP Warrants, neither Tidelands nor Tidelands Bank have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of Tidelands or Tidelands Bank, or any other securities or debt of Tidelands or Tidelands Bank, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, their respective capital stock or securities convertible into

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their respective capital stock. Except as otherwise described in Section 3.2(c)(ii) of the Disclosure Memorandum, Tidelands is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.  There are no outstanding or authorized stock options, phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of the capital stock of Tidelands or Tidelands Bank.

(iii)        Except as disclosed in Section 3.2(c)(iii) of the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which Tidelands is a party restricting or otherwise relating to the transfer of any shares of capital stock of Tidelands.

(iv)        All shares of Tidelands Capital Stock, or any other securities or debt of Tidelands, which have been purchased or redeemed by Tidelands have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Tidelands.

(v)         Except as set forth in section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of Tidelands Stock.

(d)          Corporate Records. The stock records and minute books of Tidelands: (a) fully and accurately reflect all issuances, transfers and redemptions of the Tidelands Stock; (b) to Tideland’s knowledge, correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Tidelands; (c) correctly show all material corporate actions taken by the directors and shareholders of Tidelands (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the articles of incorporation and bylaws that are currently in force and the minutes of all meetings or consent actions of its directors and shareholders. No material resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

(e)          Tax Returns; Taxes.

(i)          Each of Tidelands and Tidelands Bank has (i) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither Tidelands nor Tidelands Bank currently is the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of Tidelands, no claim has ever been made by a governmental entity in a jurisdiction where Tidelands and Tidelands Bank do not file Tax Returns that Tidelands or Tidelands Bank is or may be subject to taxation by that jurisdiction.  Neither Tidelands nor Tidelands Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period.

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(ii)         The unpaid Taxes of Tidelands and Tidelands Bank (A) did not, as of December 31, 2015, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Tidelands Financial Statements, which were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Since December 31, 2015, neither Tidelands nor Tidelands Bank has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(iii)        There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes upon any property or asset of Tidelands or Tidelands Bank, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(iv)        There are no deficiencies for Taxes with respect to Tidelands and Tidelands Bank that have been set forth or claimed in writing, or, to the knowledge of Tidelands, proposed or assessed by a governmental entity. There are no pending, or, to the knowledge of Tidelands, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Tax Return or material liability for Taxes with respect to Tidelands and Tidelands Bank. No material issues relating to Taxes of Tidelands or Tidelands Bank were raised by the relevant governmental entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of Tidelands, Tidelands Bank or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, deficiency, or collection, or has made any request in writing for any such extension or waiver, that remains in effect. There is not currently in effect any power of attorney authorizing any Person to act on behalf of Tidelands or Tidelands Bank, or receive information relating to Tidelands or Tidelands Bank, with respect to any Tax matter.

(v)         Neither Tidelands nor Tidelands Bank has requested or received any ruling from any governmental entity, or signed any binding agreement with any governmental entity (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a governmental entity on behalf of the Tidelands or Tidelands Bank (regardless of whether the requested ruling is still pending or withdrawn).

(vi)        Each of Tidelands and Tidelands Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all Internal Revenue Service (“IRS”) Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(vii)       Except for any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, neither Tidelands nor Tidelands Bank is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

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(viii)      Except for the affiliated group of which Tidelands is the common parent, each of Tidelands and Tidelands Bank is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither Tidelands nor Tidelands Bank is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental entity) other than Tidelands and Tidelands Bank (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(ix)         Neither Tidelands nor Tidelands Bank has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(x)          Neither Tidelands nor Tidelands Bank has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other substantially similar transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(xi)         Tidelands has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Tidelands has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of Tidelands, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Neither Tidelands nor Tidelands Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law).

(xii)        Tidelands has delivered or made available to United for inspection complete and correct copies of (i) its federal and state income and franchise Tax Returns and reports for the past three (3) taxable periods ended on or after December 31, 2014, and has indicated those Tax Returns that have been audited and those Tax Returns that are currently the subject of an audit, and (ii) all private letter rulings, revenue agent reports, settlement agreements, a description of all deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of Tidelands, Tidelands Bank, and any predecessor thereof and relating to Taxes for such taxable periods. Tidelands has delivered or made available to United the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by Tidelands or Tidelands Bank. There is currently no limitation on the use of the Tax attributes of Tidelands and Tidelands Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax law).

(xiii)       No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Tidelands or Tidelands Bank.

For purposes of this Agreement, “Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use,

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ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, transfer, registration, alternative or add-on minimum, value added, real property, personal property, escheat, environmental or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any governmental entity (domestic or foreign); and “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.

(f)          Financial Statements.

(i)          Tidelands has delivered to United true, correct and complete copies, including notes, of the audited financial statements of Tidelands for the years ended December 31, 2015, 2014, and 2013, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity (collectively, the “Tidelands Financial Statements”). The Tidelands Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of Tidelands as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

(ii)         Tidelands has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to Tidelands’ internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2014 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

(g)          Regulatory Reports. Tidelands has made available to United for review and inspection the year-end and quarterly Reports of Condition and Income filed by Tidelands Bank with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by Tidelands with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for or during each of the three (3) years ended December 31, 2015, 2014 and 2013, together with all such other reports filed by Tidelands and Tidelands Bank for or during the same three-year period with the South Carolina State Board of Financial Institutions (the “SCBFI”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “Tidelands Reports”). All of the Tidelands Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

(h)          Enforcement Actions. Except as set forth in Section 3.2(h) of the Disclosure Memorandum, (i) neither Tidelands nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the SCBFI or with any

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other applicable regulatory or governmental agency (a “Regulatory Agreement”), (ii) neither Tidelands nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the SCBFI or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (iii) Tidelands and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (iv) neither Tidelands nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the SCBFI or any other applicable regulatory or governmental agency indicating that either Tidelands or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(i)          Accounts. Section 3.2(i) of the Disclosure Memorandum contains a list of each and every bank and other institution in which Tidelands maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

(j)          Loans; Nonperforming and Classified Assets; Allowance.

(i)          Except as set forth in Section 3.2(j)(i) of the Disclosure Memorandum or as provided for in the Allowance described in subsection (iv) below all loans, lines of credit, letters of credit and other extensions of credit made by Tidelands Bank or due to it (“Tidelands Loans”) shown in the Tidelands Financial Statements and any such Tidelands Loans on the date hereof and on the Closing Date, (i) are and will be as of the Closing Date genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (ii) are not and will not be as of the Closing Date subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to Tidelands Bank.

(ii)         All of the Tidelands Loans are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All currently outstanding Tidelands Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and Tidelands Bank’s lending policies at the time of origination of such Tidelands Loans, and the loan documents with respect to each such Tidelands Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Tidelands Loans that are not reflected in the written records of Tidelands Bank. All of the Tidelands Loans are owned by Tidelands Bank free and clear of any Liens. None of the Tidelands Loans are presently serviced by third parties, and there is no obligation which could result in any Tidelands Loan becoming subject to any third party servicing.

(iii)        Except as set forth in Section 3.2(j)(iii) of the Disclosure Memorandum, as of the date hereof, no Tidelands Loans were, as of December 31, 2015, over ninety (90) days delinquent in payment of principal or interest. Section 3.2(j)(iii) of the Disclosure Memorandum contains a complete list of (i) each Tidelands Loan that as of December 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Tidelands Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Tidelands Loan and the identity of the borrower thereunder and (ii) each asset of Tidelands Bank that as of December 31, 2015 was classified as other real estate owned and the book value thereof as of the date of this Agreement.

(iv)        The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of Tidelands included in the most recent Tidelands Financial Statements dated prior

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to the date of this Agreement was, and the Allowance shown on the balance sheets of Tidelands included in the Tidelands Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by Tidelands as of the dates thereof. Prior to the Closing Date, Tidelands will not make a material change to its methodology for determining the Allowance without providing prior written notice to United.

(k)          Liabilities. Tidelands has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of Tidelands, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the Tidelands 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by Tidelands or any other entity covering employees of Tidelands; or (d) environmental liabilities, except: (i) those reflected in the Tidelands Financial Statements; and (ii) as disclosed in Section 3.2(k) of the Disclosure Memorandum.

(l)          Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(l) of the Disclosure Memorandum, since December 31, 2015:

(i)          there has been no change in any of Tidelands’ relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a Material Adverse Effect;

(ii)         there has been no damage, destruction or loss to the assets, properties or business of Tidelands, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(iii)        the business of Tidelands has been operated in the ordinary course, and not otherwise;

(iv)        the material properties and assets of Tidelands used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(v)         the books, accounts and records of Tidelands have been maintained in the usual, regular and ordinary manner;

(vi)        there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Tidelands other than in the ordinary course and consistent with past practices;

(vii)       there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Tidelands to any director or executive officer, or to any other employee earning $50,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Tidelands earning less than $50,000 per annum (“general increase” for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not

17

including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of, or commitment to pay, any bonus, profit sharing, incentive, equity-based or other extraordinary compensation to any employee or any increase in the level of or amendment or modification to any employee benefits, or the adoption of new employee benefits for the benefit of any current or former employee, contractor or other service provider or their spouses, dependants or beneficiaries;

(viii)      there has been no change in the articles of incorporation or bylaws of Tidelands or Tidelands Bank;

(ix)         there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Tidelands, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Tidelands, or affecting its operations;

(x)          there has been no issuance, sale, repurchase, acquisition, or redemption by Tidelands of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(xi)         there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Tidelands or assumed by it with respect to any asset or assets;

(xii)        there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Tidelands which would be required to be reflected on a balance sheet of Tidelands prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(xiii)       no material obligation or liability of Tidelands has been discharged or satisfied, other than in the ordinary course of business;

(xiv)      there have been no sales, transfers or other dispositions of any asset or assets of Tidelands, other than sales in the ordinary course of business; and

(xv)       there has been no amendment, termination or waiver of any right of Tidelands under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, a Material Adverse Effect.

(m)          Litigation and Proceedings. Except as set forth in Section 3.2(m) of the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Tidelands, threatened against, by or affecting Tidelands, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Tidelands or relating to the business or affairs of Tidelands, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Tidelands have any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.

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(n)          Proxy Materials. Neither the Tidelands Proxy Materials nor other materials furnished by Tidelands to the Tidelands shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the Tidelands shareholders and through the Closing Date, contain with respect to Tidelands any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.3           Business Operations.

(a)          Customers.  To the knowledge of Tidelands, there are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Tidelands Bank’s inability to collect material amounts due therefrom or to return material funds deposited thereby, except as set forth in the Disclosure Memorandum.

(b)          Permits; Compliance with Law.

(i)          Tidelands has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws (the “Permits”) required for Tidelands to carry on its business as presently conducted except where the failure to obtain such Permits could not reasonably be expected to have a Material Adverse Effect. Tidelands is in compliance in all material respects with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii)         Tidelands has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect, including, without limitation, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, the Foreign Corrupt Practices Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(iii)        Section 3.3(b)(iii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Tidelands, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Tidelands to conduct its business.

(iv)        Except as set forth in Section 3.3(b)(iv) of the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of Tidelands to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Tidelands, is any such notice or warning proposed or threatened.

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(c)          Environmental.

(i)          Except as set forth in Section 3.3(c)(i) of the Disclosure Memorandum:

(1)         Tidelands has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material  on, in, under or from any properties or facilities currently owned or leased by Tidelands or adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;

(2)         there are no orders, warning letters or notices of non-compliance, violations, actions, suits or other claims asserted or, to its knowledge, threatened against Tidelands or administrative or judicial investigations arising from or relating to the environmental condition of any property currently or previously owned or leased by Tidelands or the generation, manufacture, use, or handling, disposal or the release or presence of, any Hazardous Material at any property currently or previously owned or leased by Tidelands;

(3)         Tidelands has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Tidelands;

(4)         to the knowledge of Tidelands, the improvements on the property owned or leased by Tidelands are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property owned or leased by Tidelands are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(5)         to the knowledge of Tidelands, there are no underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by Tidelands.

(ii)         Neither Tidelands nor, to the knowledge of Tidelands, any of its officers, directors, employees or agents, in the course of such individual’s employment by Tidelands, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(iii)        To the knowledge of Tidelands, except as set forth in Section 3.3(c)(iii) of the Disclosure Memorandum, neither Tidelands nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Tidelands holds a legal or security interest, in non-compliance or violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

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(iv)        Tidelands has delivered to United true, correct and complete copies of all environmental permits and all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by Tidelands with any environmental laws or the presence of Hazardous Materials that were prepared for Tidelands or prepared for other Persons and are in the possession, custody or control of Tidelands.

(v)         The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law.

(d)          Insurance.

(i)          Except with respect to insurance policies providing coverage for employees under the Tidelands Plans, Section 3.3(d)(i) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Tidelands or through Tidelands for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 3.3(d)(i) of the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Tidelands and the activities of its officers, directors and employees against such risks and in such amounts as are customary. Tidelands will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Tidelands has heretofore made available to United a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of Tidelands.

(ii)         The bank owned life insurance owned by Tidelands or Tidelands Bank is set forth in Section 3.3(d)(ii) of the Disclosure Memorandum and is and has been fairly and accurately reflected in the balance sheet included in the Tidelands Financial Statements in accordance with GAAP.

(e)          Trust Business; Administration of Fiduciary Accounts.  Except as set forth in Section 3.3(e), Tidelands and Tidelands Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

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(f)          Investment Management and Related Activities.  Except as set forth in Section 3.3(f) of the Disclosure Memorandum, none of Tidelands, Tidelands Bank or any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a governmental agency.

(g)          CRA, Anti-Money Laundering and Customer Information Security.  Neither Tidelands nor Tidelands Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to the knowledge of Tidelands, no facts or circumstances exist, which would cause Tidelands Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Tidelands Bank pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, the board of directors of Tidelands Bank has adopted and Tidelands Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(h)          OFAC. Tidelands is not, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the Office of Foreign Assets Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Tidelands has implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and, to the knowledge of Tidelands, no affiliate of Tidelands is engaging or has engaged in any dealings or transactions with, and no affiliate of Tidelands has been otherwise associated with, such persons or entities.

3.4           Properties and Assets.

(a)          Contracts and Commitments. Section 3.4(a) of the Disclosure Memorandum contains a list identifying all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Tidelands in the ordinary course of business), to which Tidelands is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than one (1) year and requiring payment of more than $5,000 per year. Each such contract, agreement, guaranty and commitment of Tidelands is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and constitutes a legal and binding obligation of the respective parties thereto and, to the knowledge of Tidelands, is not

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the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Tidelands has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been made available to United for examination.

(b)           Licenses; Intellectual Property. Tidelands has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in Section 3.4(b) of the Disclosure Memorandum, Tidelands is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Tidelands or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Tidelands, are listed in Section 3.4(b) of the Disclosure Memorandum. Tidelands has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

(c)          Personal Property. Tidelands has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent Tidelands Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the Tidelands Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Tidelands, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.

(d)          Tidelands Leases.

(i)          All leases (the “Tidelands Leases”) pursuant to which Tidelands is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the Tidelands Leases any default or any claimed default by Tidelands, Tidelands’ lessor (where Tidelands is the lessee under a Tidelands Lease) or Tidelands’ lessee (where Tidelands is the lessor under a Tidelands Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by Tidelands, Tidelands’ lessor (where Tidelands is the lessee under a Tidelands Lease) or Tidelands’ lessee (where Tidelands is the lessor under a Tidelands Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if Tidelands is the party in breach.

(ii)         The copies of the Tidelands Leases heretofore furnished or made available by Tidelands to United are true, correct and complete, and the Tidelands Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(iii)        Except as set forth in Section 3.4(d)(iii) of the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Tidelands to enter into new leases of real property or to renew or amend existing Tidelands Leases prior to the Closing Date.

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(e)          Real Property.

(i)          Tidelands does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “Tidelands Realty”). Except as disclosed in Section 3.4(e)(i) of the Disclosure Memorandum, Tidelands has good title to the Tidelands Realty and the titles to the Tidelands Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been furnished to United with the Disclosure Memorandum. Tidelands has not encumbered the Tidelands Realty since the effective dates of the respective title insurance policies.

(ii)         Except as set forth in Section 3.4(e)(ii) of the Disclosure Memorandum, the interests of Tidelands in the Tidelands Realty and in and under each of the Tidelands Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of Tidelands, threatened action at law or in equity.

(iii)        The present use and operations of, and improvements upon, the Tidelands Realty and all real properties included in the Leased Properties (the “Tidelands Leased Real Properties”) are in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Tidelands Realty, the Tidelands Leased Real Properties or their uses.

(iv)        Except as set forth in Section 3.4(e)(iv) of the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Tidelands with respect to any Tidelands Lease.

(v)         Tidelands is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Tidelands Realty or the Tidelands Leased Real Properties which may adversely affect the Tidelands Realty or the Tidelands Leased Real Properties or the current or currently contemplated use thereof.

(vi)        The buildings and structures owned, leased or used by Tidelands are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Tidelands.

3.5           Employees and Benefits.

(a)          Directors or Officers of Other Corporations. Except as set forth in Section 3.5(a) of the Disclosure Memorandum, no director, officer, or employee of Tidelands serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of Tidelands.

(b)          Employee Benefits.

(i)          Except as set forth in Section 3.5(b)(i) of the Disclosure Memorandum, (x) Tidelands does not provide and is not obligated to provide, directly or indirectly, nor has any liability (contingent or otherwise) for, any benefits for current or former employees, officers, directors or independent contractors or their dependents or beneficiaries, including, without limitation, any post-retirement life insurance, pension, profit sharing, 401(k), stock option, restricted stock, restricted stock units or other equity-based awards, retirement, bonus, hospitalization, severance, medical, insurance, vacation, fringe benefits, perks or other employee

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benefits under any plan, practice, agreement or understanding (individually a “Tidelands Plan” and collectively, the “Tidelands Plans”), and (y) Tidelands does not have any employment, severance, change in control, split-dollar, bank-owned life insurance or similar agreements with any of its current or former employees, officers, directors or independent contractors or their dependents or beneficiaries.

(ii)         Section 3.5(b)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by Tidelands or its ERISA Affiliates or with respect to which Tidelands or any of its ERISA Affiliates has any liability (contingent or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters (or prototype sponsor letters) and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments) have been delivered to United.

(iii)        Except as set forth in Section 3.5(b)(iii) of the Disclosure Memorandum, Tidelands and its ERISA Affiliates  are not currently and have never in the past six years been required to contribute to or had any liability (contingent or otherwise) with respect to (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(b)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated) that, together with Tidelands, is treated as a single employer within the meaning of Section 414 of the Code.

(iv)        In all material respects, each Tidelands Plan has been established, operated and administered in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each Tidelands Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Tidelands, threatened involving such Tidelands Plan or any of its fiduciaries. With respect to each Tidelands Plan, neither Tidelands nor any of its directors, officers, employees or agents or any fiduciary of any ERISA Plan has been engaged in or been a party to any transaction relating to the Tidelands Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each Tidelands Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws.

(v)         With respect to each Tidelands Plan, all contributions or other remittances required by such plan or applicable law have been made or will be made on a timely basis.

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(vi)        Each Tidelands Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or prototype or mass submitter sponsor letter) from the IRS as to the qualification of such plan in its current form and the tax-exempt status of the related trust (or has timely filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which Tidelands may rely) and no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(vii)       Tidelands does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of Tidelands beyond their retirement or other termination of service with Tidelands other than: (i) coverage mandated by applicable law; or (ii) benefits under the Tidelands 401(k) Plan.

(viii)      Neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event will: (i) entitle any current or former employee, officer or director of Tidelands to severance pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director; (iii) increase any benefits otherwise payable under any Tidelands Plan; or (iv) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No Tidelands Plan provides for the gross up of taxes under Code Sections 409A or 4999.

(ix)         Each Tidelands Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A and the regulations and rulings thereunder.

(x)          There is no audit or investigation pending with respect to any Tidelands Plan before any governmental authority and, to the knowledge of Tidelands, no such audit or investigation is threatened.

(xi)         Tidelands has properly accrued on its financial statements in all material respects, the correct number of days, for all vacation, sick leave, personal time and paid time off credited to Tidelands employees and individual consultants as of the date of such financial statements. Tidelands has, for each Tidelands Plan and all other purposes, correctly classified all natural persons and, if applicable, their disregarded entities, providing services to Tidelands as common law employees or independent contractors as appropriate.

(xii)        Tidelands has not entered into any commitment to modify or amend any Tidelands Plan (other than in the ordinary course and consistent with past practices or as required by law) nor to establish any new benefit plan, program or arrangement. There has been no amendment to any Tidelands Plan, or written notice or announcement, or change in eligibility, participation or coverage under any Tidelands Plan, that would increase the expense of maintaining any such Tidelands Plan above the level of expense incurred or with respect to such Tidelands Plan for the most-recently completed fiscal year of Tidelands.

(xiii)       No assets of Tidelands are allocated to or being held in a “rabbi trust” or similar funding vehicle.

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(xiv)      To the knowledge of Tidelands, no excise taxes have been, or are expected to be, incurred with respect to or in connection with the Tidelands ESOP, including without limitation excise taxes under Code sections 4978, 4979A or 4980.

(c)          Employment and Labor Matters. Tidelands is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Tidelands. Tidelands has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Tidelands has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to its employees. Except as described in Section 3.5(c) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of Tidelands, threatened against Tidelands, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, to the knowledge of Tidelands, threatened against, or involving, as the case may be, Tidelands with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of Tidelands’ employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of Tidelands are properly classified as such, including without limitation, the Tidelands Plans.

(d)          Related Party Transactions. Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Tidelands with other Persons who are not affiliated with Tidelands, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Tidelands at the time such deposits were entered into; and (c) transactions specifically described in Section 3.5(d) of the Disclosure Memorandum, there are currently no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of, or service provider currently providing services for, Tidelands).

3.6           Other Matters.

(a)          Exchange Act Filings; Securities Offerings. Tidelands has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) required to be filed by the Exchange Act since January 1, 2014 (the “Tidelands Exchange Act Reports”). Tidelands Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Tidelands Exchange Act Reports or necessary to make the statements in such Tidelands Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Tidelands (i) was either registered under the

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Securities Act of 1933, as amended, or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading. Tidelands principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Tidelands Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Tidelands nor any of its officers has received notice from any regulatory authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.

(b)          Approvals, Consents and Filings. Except for the Federal Reserve, the FDIC, the Georgia Department of Banking and Finance (the “GDBF”) and the SCBFI, or as set forth in Section 3.6(b) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Tidelands, or any of Tidelands’ assets.

(c)          Default.

(i)          Except for those consents described in or set forth pursuant to Section 3.6(b) above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(1)         constitutes a breach of or default under any contract or commitment to which Tidelands is a party or by which any of Tidelands’ properties or assets are bound;

(2)         does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Tidelands; or

(3)         constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Tidelands.

(ii)         Tidelands, to its knowledge, is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which Tidelands is a party or by which it or any of its material properties is bound.

(d)          Representations and Warranties. No representation or warranty contained in this Article III contains or will contain any material untrue statement, nor will such representations and warranties taken as a whole omit any material statement necessary in order to make any statement not misleading.

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(e)          Absence of Brokers. Except for BSP Securities LLC (“BSP”), a subsidiary of Banks Street Partners, LLC, which has provided financial advisory services to Tidelands, no broker, finder or other financial consultant has acted on Tidelands’ behalf in connection with this Agreement or the transactions contemplated hereby.

(f)          Fairness Opinion. Prior to the execution of this Agreement, Tidelands has received an opinion from BSP to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of Tidelands from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Tidelands has provided United with a true and complete copy of such opinion for informational purposes.

(g)          Takeover Laws and Provisions. Tidelands has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law or, if applicable, any shareholder rights, “poison pill” agreement or similar agreement applicable with respect to Tidelands. No “fair price” law or similar Tidelands’ articles of incorporation or bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

(h)          No Further Representations.  Except for the express representations and warranties made by Tidelands in this Article III, neither Tidelands nor any other Person makes or has made any representation or warranty with respect to Tidelands or Tidelands Bank or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to United or any of its affiliates or representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV
CONDUCT OF BUSINESS OF Tidelands PENDING CLOSING

Except as expressly otherwise provided herein or in the Disclosure Memorandum, Tidelands covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

4.1           Conduct of Business. Tidelands will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

4.2           Maintenance of Properties. Tidelands will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3           Insurance. Tidelands will maintain and keep in full force and effect all of the insurance referred to in Section 3.3(d) hereof or other insurance equivalent thereto.

4.4           Capital Structure. Tidelands will not make a change in the authorized or issued capital stock or other securities of Tidelands, and Tidelands will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Tidelands. This Section 4.4 prohibits, without limitation, the issuance or sale by Tidelands of any Tidelands Stock to the Tidelands 401(k) Plan.

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4.5           Dividends. No dividend, distribution or payment will be declared or made in respect to the Tidelands Stock, and Tidelands will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

4.6           Amendment of Articles of Incorporation or Bylaws; Corporate Existence. Tidelands will not amend its articles of incorporation or bylaws, and Tidelands will maintain its corporate existence and powers.

4.7           No Acquisitions. Tidelands shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Tidelands.

4.8           No Real Estate Acquisitions or Dispositions. Tidelands will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Tidelands’ carrying value as of the date hereof) and Tidelands will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9           Loans. Tidelands shall provide United with five (5) business days’ prior notice before execution of an agreement to make any loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000).   Tidelands shall not renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of Tidelands (each, a “Classified Asset”); provided, however, that, if Tidelands shall request the prior approval of United in accordance with this Section 4.9 to amend or renew any existing loan that is a Classified Asset, and United shall not have disapproved such request in writing within five (5) business days upon receipt of such request from Tidelands, then such request shall be deemed to be approved by United and thus Tidelands may make the loan or extend the credit referenced in such request on the terms described in such request.

4.10         Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 3.2(j) hereof.

4.11         Contracts. Tidelands will not, without the express written consent of United not to be unreasonably withheld, conditioned or delayed, enter into, renew or cancel or terminate any contract of the kind described in Section 3.4(a) hereof.

4.12         Books and Records. The books and records of Tidelands will be maintained in the usual, regular and ordinary course.

4.13         Taxes and Tax Returns. Tidelands shall not, and shall not permit Tidelands Bank to, without the prior written consent of United (which consent shall not be unreasonably withheld, conditioned or delayed): prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to Tidelands or Tidelands Bank.

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4.14         Advice of Changes. Tidelands shall promptly advise United orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect.

4.15         Reports. Tidelands shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.  As of their respective dates, such reports of Tidelands filed under the Exchange Act will comply in all material respects with the securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.16         Benefit Plans and Programs; Severance or Termination Payments. Tidelands shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of Tidelands or its successors. Tidelands shall not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other Tidelands Plan.

4.17         Limitation on Discussions with Others.

(a)          Except as set forth in this subsection, Tidelands shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal (defined below) of any other Person. In addition, Tidelands agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if Tidelands or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then Tidelands shall immediately notify United of the receipt of such Acquisition Proposal. Notwithstanding the foregoing, prior to the requisite Tidelands shareholder approval, this Section 4.17 shall not prohibit Tidelands from furnishing nonpublic information regarding  Tidelands to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such person or group if: (A) the Acquisition Proposal did not result from a breach of this Section 4.16 by Tidelands or any representative or affiliate thereof; (B) Tidelands’ board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Acquisition Proposal that is a Superior Proposal; (C) Tidelands’ board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Tidelands and its shareholders under applicable law; (D) (1) Tidelands gives United prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of Tidelands’ or any of its directors, officers, employees, representatives, agents or advisors  receipt of any Acquisition Proposal (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements)) and (y) of Tidelands’ furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (2) Tidelands receives from such person or group an executed confidentiality agreement containing terms no less favorable to Tidelands than the confidentiality terms of the non-disclosure agreement entered into by Tidelands and United dated as of June 26, 2015, and (E) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, Tidelands furnishes such nonpublic information to United (to the

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extent such nonpublic information has not been previously furnished by Tidelands to United). In addition to the foregoing, Tidelands shall keep United reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Tidelands’ intentions with respect to the transactions contemplated hereby.

(b)          The term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Tidelands or any of its subsidiaries; and (b) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of more than ten percent (10%) of the total voting power of any class of equity securities of Tidelands or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of Tidelands, in each case, other than the transactions contemplated by this Agreement.

(c)          The term “Superior Proposal” means an Acquisition Proposal which the board of directors of the Tidelands in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside legal counsel), would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of Tidelands (in their capacities as shareholders) than the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF United

As an inducement to Tidelands to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

5.1           Corporate and Financial.

(a)          Corporate Status. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

(b)          Authority; Enforceability.

(i)          Subject to the required regulatory approvals as stated in Section 3.6(b), and the approval of the Tidelands shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)         violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

(2)         violate any provision of the articles of incorporation or bylaws of United;

(3)         conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or

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commitment to which United is a party, which, singularly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

(4)         constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

(ii)         United has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, performance and terms of this Agreement by United and the consummation by United of the transactions contemplated hereby and thereby have been duly and validly approved by United, including all necessary action by the board of directors of United. No other corporate proceedings are necessary on the part of United to authorize the execution, delivery, and performance of this Agreement by United and the consummation by United of the transactions contemplated hereby.  Assuming this Agreement constitutes the valid and binding obligation of Tidelands, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.2           Approvals, Consents and Filings.   Except for the Federal Reserve, the FDIC, the GDBF and the SCBFI, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to United, or any of United’s assets.

5.3           Certain Information.  None of the information relating to United supplied or to be supplied by United for inclusion in the Tidelands Proxy Materials, as of the date such Tidelands Proxy Materials are mailed to shareholders of Tidelands and up to and including the date of the Special Meeting to which such Tidelands Proxy Materials relate, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4           Financial Ability.  United has the financial ability to consummate the Merger and the other transactions contemplated herein and cash available to pay the CPP Redemption Payment and the Shareholder Consideration to shareholders of Tidelands pursuant to the terms of this Agreement.

5.5           Legal Proceedings.  There are no actions, suits, claims or proceedings pending or, to the knowledge of United, any unasserted possible claim or threatened claim against United or its subsidiaries or against any asset, interest or right of United or its subsidiaries which could adversely affect the ability of United or its subsidiaries to consummate the Merger and the other transactions contemplated herein.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF United

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

6.1           Veracity of Representations and Warranties. The representations and warranties of Tidelands contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or

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warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

6.2           Performance of Agreements. Tidelands shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3           Compliance by Tidelands Executive Officers, Directors and Shareholders. The executive officers and directors of Tidelands shall have complied in full with the requirements of Section 2.9 hereof.  Additionally, Tidelands shall have used its commercially reasonable efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of Tidelands Stock who is not an executive officer or director of Tidelands.

6.4           Certificates. Tidelands shall have delivered to United:

(a)          a certificate executed by the Chief Executive Officer or President of Tidelands, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;

(b)          a certificate executed by the Secretary of Tidelands, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Tidelands, as amended; (ii) bylaws of Tidelands; and (iii) duly adopted resolutions of the board of directors and shareholders of Tidelands (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate action to enable Tidelands to comply with the terms hereof;

(c)          a certificate executed by the Secretary or equivalent officer of Tidelands Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Tidelands Bank; (ii) bylaws of Tidelands Bank; and (iii) duly adopted resolutions of the board of directors and sole shareholder of Tidelands Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable Tidelands Bank to comply with the terms thereof; and

(d)          a certificate of the valid existence of Tidelands and Tidelands Bank under the laws of the State of South Carolina, executed by the South Carolina Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

6.5           CPP Redemption. United shall have received documentation satisfactory to United in its reasonable discretion evidencing that the consummation of the CPP Redemption will occur immediately after the consummation of the Merger and pursuant to the terms descried in the CPP Letter.

6.6           TruPS I Assumption. The transactions contemplated by the TruPS I Assumption Agreement shall have been consummated and United shall have received documentation satisfactory to United in its reasonable discretion evidencing the complete assumption of the TruPS I.

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6.7           TruPS II Assumption. The transactions contemplated by the TruPS II Assumption Agreement shall have been consummated and United shall have received documentation satisfactory to United in its reasonable discretion evidencing the complete assumption of the TruPS II.

6.8           No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF Tidelands

All of the obligations of Tidelands under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

7.1           Veracity of Representations and Warranties. The representations and warranties of United contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of United on a consolidated basis, or prevent or impair, or would be reasonably likely to prevent or impair, the ability of United to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

7.2           Performance of Agreements. United shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3           Certificates. United shall have delivered to Tidelands:

(a)          a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as Tidelands may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;

(b)          a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement on behalf of United, and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof; and

(c)          a certificate of the valid existence of United and United Community Bank, under the laws of the State of Georgia, executed by the Georgia Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

All of the obligations of both parties under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:

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8.1           Shareholder Approval. This Agreement shall have been approved by the vote of the holders of at least two thirds of the issued and outstanding shares of Tidelands Stock entitled to vote on such matters.

8.2           Regulatory Approvals. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the GDBF and the SCBFI shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.3           No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

ARTICLE IX
WARRANTIES AND SURVIVAL

9.1           Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of Tidelands or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Tidelands shall be required to be made, and shall be considered made, on behalf of Tidelands and Tidelands Bank.

9.2           Survival of Provisions. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)          any intentional misrepresentation of any material fact made by either party hereto in this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(b)          the covenant with respect to the confidentiality of certain information contained in Section 2.4 hereof.

ARTICLE X
TERMINATION

10.1         Material Adverse Change. This Agreement may be terminated at any time prior to or on the Closing Date by United in the event a Material Adverse Effect shall have occurred, or if Tidelands shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business, which Material Adverse Effect or material loss or damage, if it is capable of being cured, has not been cured within twenty (20) days after the giving of written notice by United of such Material Adverse Effect or material loss or damage or, if such Material Adverse Effect or material loss or damage is not capable of being cured within twenty (20)

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days, Tidelands has not begun to cure such Material Adverse Effect or material loss or damage within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.1 extend past the time period in Section 10.5 or otherwise limit United’s rights thereunder.

10.2         Noncompliance.

(a)          This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to Tidelands, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Tidelands before the Closing, including but not limited to Sections 6.5, 6.6 and 6.7 hereof, shall not have been substantially complied with or substantially performed at the Closing Date and such noncompliance or nonperformance shall not have been waived by United; or (ii) in the event of a material breach by Tidelands of any covenant, agreement, or obligation contained in this Agreement which breach, if it is capable of being cured, has not been cured within twenty (20) days after the giving of written notice by United of such breach or, if such breach is not capable of being cured within twenty (20) days, Tidelands has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2 extend past the time period in Section 10.5 or otherwise limit United’s rights thereunder.

(b)          This Agreement may be terminated at any time prior to or on the Closing Date by Tidelands upon written notice to United, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at the Closing Date and such noncompliance or nonperformance shall not have been waived by Tidelands; or (ii) in the event of a material breach by United of any covenant, agreement, or obligation contained in this Agreement which breach, if it is capable of being cured, has not been cured within twenty (20) days after the giving of written notice by Tidelands of such breach or, if such breach is not capable of being cured within twenty (20) days, United has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.5 or otherwise limit Tidelands’ rights thereunder.

10.3         Failure to Disclose. This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to Tidelands, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, the Tidelands Exchange Act Reports or the Tidelands Financial Statements, which was required to be disclosed by Tidelands pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of Tidelands which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.4         Regulatory Approval. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.5         Termination Date. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before October 31, 2016.

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10.6         Shareholder Vote. This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if this Agreement is not approved by any required vote of the holders of Tidelands Stock as required by applicable law.

10.7         Termination Fee. If, while an Acquisition Proposal is outstanding or after such an offer has been accepted, (i) Tidelands terminates this Agreement, or (ii) Tidelands accepts an Acquisition Proposal and United terminates this Agreement, then Tidelands or Tidelands Bank shall pay, or cause to be paid to United, at the time of the termination of this Agreement, an amount equal to $1,000,000 (the “Termination Fee”), which shall be the sole and exclusive remedy of United for all claims under this Agreement.

10.8         Dissenters. This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to Tidelands, if the holders of more than ten percent (10%) of the shares of outstanding Tidelands Stock elect to exercise their statutory right to dissent from the Merger.

10.9         Effect of Termination. Except as set forth in this Section 10.8, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1         Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To United:	To Tidelands:

United Community Banks, Inc.	Tidelands Bancshares, Inc.
125 Highway 515 E	875 Lowcountry Boulevard
Blairsville, Georgia 30512	Mount Pleasant, South Carolina 29464
Attention: Bradley J. Miller	Attention: Thomas H. Lyles
Facsimile: (706) 745-1335	Facsimile: (843) 513-1688
E-mail: brad_miller@ucbi.com	E-mail: tlyles@tidelandsbank.com

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With copies to:		With a copy to:

United Community Banks, Inc.		Nelson Mullins Riley & Scarborough LLP
125 Highway 515 E		201 17th Street NW, Suite 1700
Blairsville, Georgia 30512		Atlanta, Georgia 30363
Attention: Christian J. Zych		Attention: J. Brennan Ryan
Facsimile: (706) 745-1335		Facsimile: (404) 322-6050
E-mail: chris_zych@ucbi.com		E-mail: brennan.ryan@nelsonmullins.com

and

Troutman Sanders LLP
600 Peachtree Street NE, Suite 5200
Atlanta, GA 30308
Attention:	James W. Stevens
Facsimile:	(404) 962-6501
E-mail:	james.stevens@troutmansanders.com

11.2         Entire Agreement. This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between Tidelands and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between Tidelands and United with respect to the transactions contemplated herein and therein.

11.3         Waiver; Amendment. Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by Tidelands, to waive or extend the time for the fulfillment by Tidelands of any or all of Tidelands’ obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Tidelands shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Tidelands under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Tidelands Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of Tidelands Stock.

11.4         Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

11.5         No Third Party Beneficiaries. No provision of this Agreement shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of Tidelands (including any beneficiary or dependent thereof).

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11.6         Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

11.7         Governing Law. The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

11.8         Jurisdiction. The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10         Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (d) the word “or” shall not be exclusive; and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

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[Signature Page Follows]

41

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman & Chief Executive Officer

TIDELANDS BANCSHARES, INC.

By:	/s/ Thomas H. Lyles
Thomas H. Lyles
President and Chief Executive Officer

TIDELANDS BANK

By:	/s/ Thomas H. Lyles
Thomas H. Lyles
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER

(Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 4th day of April, 2016, by and between UNITED COMMUNITY BANK, a Georgia bank (“United Community Bank”), and TIDELANDS BANK, a South Carolina bank (“Tidelands Bank”, and together with United Community Bank, the “Constituent Banks”).

WHEREAS, Tidelands Bancshares, Inc., a South Carolina corporation (“Tidelands”), and United Community Banks, Inc., a Georgia corporation (“United”), entered into that certain Agreement and Plan of Merger dated as of the date hereof (the “Parent Merger Agreement”), which provides for the merger of Tidelands with and into United (the “Parent Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that Tidelands Bank merge with and into United Community Bank, with United Community Bank being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of Tidelands Bank and United Community Bank for their approval;

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Merger.

Pursuant to and with the effects provided in the applicable provisions of Article 1, Part 10 of the Financial Institutions Code of Georgia (the “Georgia Code”) and Title 34 of the South Carolina Code of Laws (the “South Carolina Code”), Tidelands Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into United Community Bank (the “Bank Merger”).  United Community Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “United Community Bank”.  At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.	Actions to be Taken.

The acts and things required to be done by the Georgia Code and the South Carolina Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Georgia Code and South Carolina Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.	Effective Time.

The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the Georgia Code (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Parent

A-1

Merger.

4.	Articles of Incorporation and Bylaws of the Surviving Bank.

(a)          The articles of incorporation of United Community Bank, as heretofore amended, as in effect at the Effective Time shall be the articles of incorporation of the Surviving Bank.

(b)          Until altered, amended or repealed, as therein provided, the bylaws of United Community Bank as in effect at the Effective Time shall be the bylaws of the Surviving Bank.

5.	Directors.

Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If at the Effective Time any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.	Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a)          At the Effective Time, each share of the Merged Bank’s common stock, $5.00 par value per share (the “Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b)          At the Effective Time, each share of the Surviving Bank’ common stock, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.	Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

8.	Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to

A-2

carry out the purposes of this Agreement.

9.	Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Parent Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of United, as sole shareholder of United Community Bank, and Tidelands, as sole shareholder of Tidelands Bank.

10.	Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia or the Secretary of State of South Carolina with respect to the Bank Merger in accordance with the provisions of the Georgia Code or the South Carolina Code, as applicable. This Agreement shall automatically be terminated upon a termination of the Parent Merger Agreement pursuant to Article IX thereof.

11.	Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.	Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of Tidelands Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Tidelands Bank Stock shall be converted in the Bank Merger pursuant to Section 6 hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Constituent Banks has caused this Agreement to be executed on its behalf as of the day and year first above written.

UNITED COMMUNITY BANK

By:
Jimmy C. Tallent
Chairman & Chief Executive Officer

TIDELANDS BANK

By:
Thomas H. Lyles
President and Chief Executive Officer

[Signature Page to Bank Agreement and Plan of Merger]

Attachment 1

Directors of the Surviving Bank

W. C. Nelson, Jr.

Robert H. Blalock

L. Cathy Cox

Kenneth L. Daniels

H. Lynn Harton

Thomas A. Richlovsky

Jimmy C. Tallent

Tim R. Wallis

EXHIBIT B

FORM OF VOTING AGREEMENT

[                        ], 2016

United Community Bank

125 Highway 515 E

Blairsville, Georgia 30512

Ladies and Gentlemen:

To induce you to agree to the proposed merger (the “Merger”) of TIDELANDS BANCSHARES, INC., a South Carolina corporation (“Tidelands”), with and into UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”), pursuant to the Agreement and Plan of Merger of even date herewith, by and between Tidelands and United (the “Merger Agreement”), the undersigned hereby covenants, represents and warrants as follows. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

1.             Recommendation for Merger. Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of Tidelands entitled to vote on the Merger (“Tidelands Stock”) that they vote in favor of the Merger.

2.             Voting of Tidelands Stock.  The undersigned agrees to vote any and all shares of Tidelands Stock owned or controlled by him in a non-fiduciary capacity in favor of the Merger.

3.             [Directors only]  Restrictive Covenants.

(a)          For a period of two (2) years after Closing Date, the undersigned agrees that he shall not, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person:

(i)          serve as an officer or director of any bank, bank holding company, credit union or finance company located within a radius of twenty (20) miles from each office maintained by Tidelands Bank (“Tidelands Bank”) as of the Closing Date;

(ii)         solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of Tidelands Bank’s customers, including prospective customers actively sought by Tidelands Bank, with whom undersigned has or had material contact during the last two (2) years, for purposes of providing products or services that are competitive with those provided by Tidelands Bank or United;

(iii)        solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of Tidelands or Tidelands Bank with whom the undersigned had material contact during the last two (2) years; or

(iv)        knowingly or intentionally damage or destroy the goodwill and esteem of Tidelands Bank or United, their respective business with its employees, customers, and any others who may at any time have or have had relations with Tidelands Bank or United.

(b)         Although the parties have, in good faith, used their best efforts to make the provisions of this Section 3 reasonable in terms of geographic area, duration and scope of restricted activities in light of Tidelands and Tidelands Bank’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Section 3 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(c)          Because of the difficulty in measuring economic losses that may be incurred by United as a result of any breach by the undersigned of any of the covenants contained in this Section 3, and because of the immediate and irreparable damage that would be caused United for which it would have no other adequate remedy, the undersigned agrees that United may enforce the provisions this Section 3, by any applicable equitable or legal means, including by injunction or restraining order against the undersigned if the undersigned breaches or threatens to breach any provisions of this Section 3.

4.             The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, United shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.             The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Tidelands and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as an executive officer or director of Tidelands (if applicable).

6.             This Agreement is the complete agreement between United and the undersigned concerning the subject matters hereof and shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of laws provisions.

Sincerely,

[Director, Executive Officers or 5% Shareholder]